CONSULTING AGREEMENT

I. PARTIES:

CONSULTANT:	COMPANY:
ICR, LLC 761 Main Avenue Norwalk, CT 06851 Attn: John Sorensen	Hondo Minerals Corporation 10575 North 114th Street Suite 103 Scottsdale, AZ 85259 Attn: Bill Miertschin

II. TERM: The initial term of this agreement (the "Agreement") shall commence on June 15, 2011 (the "Start Date") and end on July 1, 2012 (the "Anniversary Date"). From and after the Anniversary Date this Agreement shall remain in full force and effect provided, however, that either party may terminate this Agreement upon sixty (60) days prior written notice as provided herein, together with payment of all sums due through the termination date.

III. DUTIES OF CONSULTANT: Consultant shall provide the following services (collectively the "Services"). The Services do not include the rendering of legal, tax or securities advice and Consultant shall have no liability to Company should Company improperly utilize advice or opinions of Consultant in matters of law, taxation or securities. Consultant shall perform the Services as an independent contractor and not as an employee or affiliate of Company:

A. Investor relations consulting services ("Investor Relations Services"), which shall include:

1. Consulting with the Company in preparation for, and managing all administrative aspects of, quarterly earnings calls;
2. Drafting press releases from the Company targeted at the investment community;
3. Drafting scripts for Company's quarterly earnings calls;
4. Managing and communicating the Company's corporate profile within the investment community, with the goal of raising and improving such profile; and
5. Providing such other financial advice and consulting as the Company may reasonably request from time to time.

B. ADDITIONAL SERVICES: Upon request, Consultant shall provide services in addition to those set forth above at Consultant's prevailing hourly rates.[1] Such services may include Public Relations, Crisis Consulting or other financial communications services.

IV. COMPENSATION: In consideration for the Services, Company shall pay Consultant:

A. A retainer of Ten Thousand Dollars ($10,000.00) to be held during the Term.

B. Five Thousand Dollars ($5,000.00) per month.

C. Should Company consummate a follow on offering, private placement of common stock, or other transaction in which Company raises more than Two Million Dollars ($2,000,000.00) from a financing source that Consultant has identified, Company will pay Consultant, within five (5) business days of the completed transaction, a fee of:

1. One Hundred Thousand Dollars ($100,000.00) and Thirty-Four Thousand (34,000) newly issues common shares of Company with a lock up of 6 months from the close of the capital raise. The stock shares shall be issued to Equity Services, LLC; or

[1] Current Hourly Rates are:
Managing Director: $500
Senior Vice President: $350
Vice President: $225
Associate: $150

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2. Fifty Thousand Dollars ($50,000.00) and Seventeen Thousand (17,000) newly issued common shares of Company payable when Company signs an engagement letter with an investment bank and said bank actively markets the deal and consummates the raise. All stock shares shall be issued to Equity Services, LLC.

D. Upon expiration of the Initial Term and annually thereafter, the monthly payment shall be increased by 5%.

E. Monthly fees shall be billed in advance on the first of each month and become due and payable within thirty (30) days. Payments may be wired to Connecticut Community Bank N.A. Routing Number: 021113251 for the Account of ICR, LLC Account Number 1138817. Monthly fees shall be pro-rated for any month in which services are provided for less than four weeks (28 calendar days).

V. EXPENSES: In addition to the compensation set forth in Article IV Company shall pay to the Consultant a monthly administrative fee for usual and regular expenses incurred in the performance of Consultant's duties including but not limited to document reproduction, facsimiles, financial information services, postage and long distance telephone charges (the "Administrative Expense"), which Administrative Expense shall be billed on a regular monthly basis as an invoice line-item in the amount of two hundred seventy five dollars ($275.00). In addition to such Administrative Expense, Company shall reimburse Consultant for all itemized out-of-pocket expenses incurred by Consultant on behalf of Company including any overnight deliveries, newswire distribution services, teleconferencing services, web casting, travel and lodging (the "Itemized Expenses"). Any and all Itemized Expenses shall be supported by receipts or other written evidence of such expenditures maintained at Consultant's offices, unless otherwise requested by Company. All reimbursements shall be made by Company within thirty (30) business days of receipt of Consultant's invoice. Consultant agrees to alert Company and get verbal approval for all expenses over $500, including aggregations of minor expenses (for example, the total cost of a business trip to be charged back to the Company).

VI. STANDARD TERMS AND CONDITIONS: This Agreement is subject to the Standard Terms and Conditions attached hereto as Exhibit A and incorporated herein by reference.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year set forth below.

ICR, LLC

By: 6/14/11
John Sorensen (Date)
Chief Operating Officer

Hondo Minerals Corporation

By: WR Miertschin
Bill Miertschin (Date)
Chief Executive Officer JUNE 13, 2011

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EXHIBIT A

STANDARD TERMS & CONDITIONS

1. INDEMNIFICATION: Company hereby acknowledges that Consultant shall rely upon the accuracy of all information provided by Company. Company assumes full and complete responsibility and liability for the financial and other information furnished to Consultant for use on Company's behalf. Company shall at all times defend, indemnify and hold harmless Consultant and all its directors, officers, agents, employees, representatives and other affiliated entities ("Consultant Indemnified Parties") from and against any and all damage, loss, claim, expense, deficiency or cost incurred as the result of any claim, suit or proceeding brought against any of the Consultant Indemnified Parties, or in which any of the Consultant Indemnified Parties are asked to participate, as a result of any information, representations, reports or data provided by Company to any of the Consultant Indemnified Parties.

   Consultant represents that it will treat Company's material nonpublic information as confidential, as more fully set forth in Section 5 hereto. Consultant shall at all times defend, indemnify and hold harmless Company and all its directors, officers, agents, employees, representatives and other affiliated entities ("Company Indemnified Parties") from and against any and all damage, loss, claim, expense, deficiency or cost incurred as the result of any claim, suit or proceeding brought against any of the Company Indemnified Parties, or in which any of the Company Indemnified Parties are asked to participate, as a result of Consultant's breach of its confidentiality obligations under this Agreement. The provisions of this Section 1 shall survive the expiration or termination of this Agreement.

2. EARLY TERMINATION: Upon fully satisfying its financial obligations hereunder for a period of not less than six full calendar months Company may terminate this Agreement (the "Early Termination") by providing sixty (60) days written notice to Consultant hereof (the "Notice of Early Termination"). The Notice of Early Termination shall be effective as of the last day of the month in which it is received by Consultant and shall not be effective unless accompanied by all sums due through the Early Termination date. Upon receipt of the Notice of Early Termination, Consultant shall only continue work on projects which are already in process and which can reasonably be completed prior to the termination date.

3. GENERAL: Consultant's services are not exclusive to Company and Consultant may perform the same or similar services for others, as well as engage in other business activities. This instrument sets forth the entire Agreement between the parties and no promise, representation or inducement, except as herein set forth, has been made by either party to this Agreement. No provision or term of this Agreement may be amended, modified, changed, altered, or waived except by written document executed by the parties hereto. In the event that any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable because it is invalid or in conflict with any law of any relevant jurisdiction, the validity of the remaining provisions shall not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular provision(s) held to be unenforceable and the unenforceable provision(s) shall be replaced by mutually acceptable provision(s) which, being valid, legal and enforceable, come closest to the intention of the parties underlying the invalid or unenforceable provision. This Agreement, and the obligations set forth herein, shall be binding on any and all successors and assigns of the parties, including, without limitation, any corporation or other entity with or into which Consultant or Company is merged or consolidated, or any entity which acquires all or substantially all of the assets of Consultant or Company. This Agreement shall be interpreted and enforced in accordance with the laws the state of Connecticut applicable to contracts made and to be performed entirely therein, without regard to the conflict of laws provisions thereof and each party agrees to be subject to the jurisdiction of the courts in the State of Connecticut if a suit is commenced in connection with this Agreement. This clause shall survive any termination of this Agreement. Any notice or communication required or permitted under this Agreement shall be in writing and shall be deemed received (i) on the date personally delivered, (ii) the next day after sending if sent by facsimile, Federal Express or any other next-day carrier service, or (iii) the third day after mailing via first-class mail, return receipt requested, to a party at the address specified in Article I or such other address as the parties may designate from time to time.

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Unless otherwise specified herein, notices shall be delivered to the names and addresses in Article I of this Agreement.

4. DEFAULT: Should either party remain in default of any of its obligations herein following fifteen (15) days notice thereof, the non-defaulting party may terminate this Agreement and may also recover all sums due hereunder, together with interest at the rate of twelve (12%) percent per annum, reasonable attorney's fees and all costs associated with enforcement of this Agreement. The rights hereunder shall be cumulative rather than exclusive and election of any remedy shall not serve to limit a party from pursuing any other remedy provided for under this Agreement or the laws of any state having jurisdiction over same.

5. CONFIDENTIALITY: Consultant hereby agrees to use all material non-public information provided to it by Company solely for the purpose of rendering services to Company pursuant to its engagement hereunder and to treat confidentially such information for so long as such information remains non-public. Except as contemplated by this Agreement or as required by applicable law, Consultant will not disclose such confidential information to a third party (other than directors, officers, employees or outside advisors of Consultant) without the prior consent of Company. This restriction shall not apply to any Confidential Information: (a) that becomes known generally to the public; (b) for which disclosure is required by applicable law, legal process, or any order or mandate of a court or other governmental authority to be disclosed; or (c) that is reasonably believed by Consultant to be required to be disclosed in connection with a lawsuit or other legal or administrative action, provided, that in the case of clauses (b) or (c), Consultant shall, unless otherwise prohibited from doing so, give the Company reasonable advance written notice of the Confidential Information intended to be disclosed and the reasons and circumstances surrounding such disclosure, in order to permit the Company to seek a protective order or other appropriate request for confidential treatment of the applicable Confidential Information.

6. NONSOLICITATION: In the course of receiving the Services, the parties shall each necessarily become aware of the identity and qualifications of certain of the other's talented employees who work directly with each other in fulfilling the objectives of this Agreement (each, a "Covered Employee"). Each party agrees for a period of 12 months following termination of this Agreement (the "Non-Solicitation Period") not to engage, employ or accept services from any Covered Employee or any company that has hired a Covered Employee (a "Solicitation"). Notwithstanding the foregoing, a Solicitation shall not include:

A. Engaging a company for whom a Covered Employee works (a "Competing Company") and for whom such Covered Employee has worked exclusively in a full time capacity for more than nine months prior to the date of engagement, provided that such Covered Employee shall provide no direct or indirect services to such party during the Non-Solicitation Period;

B. Engaging a Competing Company, provided that prior to such engagement the party entering into the Engagement shall have no knowledge that the Covered Employee was employed by the Competing Company, and provided that such Covered Employee shall provide no direct or indirect services to such party during the Non-Solicitation Period;

C. Engaging a Competing Company for whom a Covered Employee does not work within the first nine months of such engagement, provided that such Covered Employee shall provide no direct or indirect services to such party during the Non-Solicitation Period.

INTENTIONALLY LEFT BLANK

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